Exhibit 99.1

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Investor Relations	Media Inquires
Debbie Laudermilk	Aaron De Lucia
SigmaTel Investor Relations	Senior PR Manager
+1 512.381.3931	+1 512.381-3994
investor.relations@sigmatel.com	Press@sigmatel.com

SIGMATEL ACQUIRES OASIS SEMICONDUCTOR

Leading Provider of Digital Multimedia Solutions Acquires Mixed Signal IC Provider for the

Multi-Function Printer Market

AUSTIN, Texas (September 6, 2005) – SigmaTel, Inc. (NASDAQ: SGTL), a global leader in analog intensive, mixed-signal integrated circuits for the digital multimedia consumer electronics and computing markets, has acquired Oasis Semiconductor, Inc., a privately held fabless designer of semiconductor solutions for the Multi-function Printer (MFP) market, also known as the All-In-One (AIO) peripherals market. In connection with the acquisition, SigmaTel paid $57 million in cash to the former stockholders of Oasis and has agreed to make an additional payment of up to $25 million pursuant to the terms of an earn-out provision based on the achievement by the Oasis business of certain calendar-year 2006 revenue milestones. The acquisition of Oasis allows SigmaTel to extend its market presence and mixed-signal integrated circuit expertise beyond digital audio and video to include a comprehensive suite of MFP system controller solutions. Oasis Semiconductor’s products provide the core system control that enables printer, photo-printer, copier, scanner and fax machine functionality on a single device.

“Expanding SigmaTel’s product offerings and entering new markets by acquiring complementary technology is a critical component of the company’s ability to remain one of the industry’s leading and most dynamic developers of mixed signal semiconductor solutions,” said Ron Edgerton, president and CEO of SigmaTel. “The Oasis acquisition marks SigmaTel’s entry into the MFP market and opens new imaging market opportunities and helps ensure we continue on our successful growth path.”

Oasis Semiconductor’s technology optimizes the capture, processing, display and distribution of still image documents and photographs in MFP and associated products. An Oasis SoC can capture an image from a scanner or digital camera, transmit the image over USB, Wi-Fi or Ethernet and print the image with photographic clarity via an inkjet or laser print engine taking advantage of the company’s expertise in color science, image processing, motor control and communications standards.

Similar to SigmaTel, Oasis utilizes the flexibility and efficiency of hardware, software, and development tools to deliver mixed signal, multi-function and high performance solutions to the MFP market. The acquisition places a strategic emphasis on the ability of SigmaTel to leverage the combined design expertise to give it a leadership role in the fast-growing MFP market. The combination of the Oasis product line and SigmaTel’s mixed-signal design and power management capabilities will allow the company to increase integration of the main system controller, lowering overall system cost for manufacturers.

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SigmaTel Acquires Oasis Semiconductor

“Consumers and firms of all sizes are seeing the benefits of consolidating print, scan, fax, and copy functions into one convenient device, placing the MFP segment among the fastest-growing of the hardcopy peripheral market,” said Keith Kmetz, Director of IDC’s Hardcopy Peripherals Solutions and Services. The worldwide MFP market is expected to grow from 44.26 million units in 2004 to 78.41 million units in 2008, representing a 15.4% CAGR over this time. Based on market research and trends, SigmaTel believes the merchant silicon portion of MFP market could grow faster than the overall market with printer companies increasing the outsourcing of silicon design.

Oasis Semiconductor is based in Waltham, MA, with an office in Yokohama. In 2004, Oasis was named the Second Fastest-Growing Technology Company in the Deloitte New England Technology Fast 50. Currently, Oasis Semiconductor’s solutions can be found in products from brands including Canon, Sagem and Sharp.

SigmaTel paid $57 million in cash in exchange for all outstanding shares of capital stock of Oasis. A portion of the initial cash consideration has been placed into escrow pursuant to the terms of the acquisition agreement. In addition, if certain revenue targets are met by Oasis during calendar year 2006, up to an additional $25 million in cash could be paid as part of an earn-out provision. All unvested employee stock options of Oasis have been assumed by SigmaTel entitling the holders to receive up to approximately 240,000 shares of SigmaTel common stock upon full vesting. SigmaTel expects to record a one-time charge for purchased in-process R&D expenses related to the acquisition during the current quarter. The amount of this charge has not yet been determined.

SigmaTel will discuss additional specifics about this acquisition and updates to its guidance in a conference call to be held today, September 6, 2005, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor.relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21260388. These replays will be available through October 6, 2005. The corporate presentation on SigmaTel’s website will be updated with this information.

Merrill Lynch acted as exclusive financial advisor to SigmaTel on the acquisition.

For more information about Oasis Semiconductor, please visit www.oasissemi.com. For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-functional peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

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SigmaTel Acquires Oasis Semiconductor

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 8, 2005 and the Form 10-Qs filed on April 19, 2005 and August 9, 2005.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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